As filed with the Securities and Exchange Commission on September 15, 1998
                                         Registration No. 333-
==========================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                          CHAMPION ENTERPRISES, INC.
            (Exact name of registrant as specified in its charter)

                  Michigan                       38-2743168
      (State or other jurisdiction of         (I.R.S. Employer
       incorporation or organization)        Identification No.)


     2701 University Drive, Suite 300, Auburn Hills, Michigan 48326
Address of principal executive offices)                     (zip code)

         Forty-Eight Individual Non-Qualified Stock Option Agreements
                           (Full title of the Plan)

                          John J. Collins, Jr., Esq.
                 Vice President-Secretary and General Counsel
                          Champion Enterprises, Inc.
                       2701 University Drive, Suite 300
                         Auburn Hills, Michigan 48326
                    (Name and address of agent for service)

Telephone number, including area code, of agent for service:  (248)340-9090

                                  Copies to:
                              D. Richard McDonald
                              Dykema Gossett PLLC
                     1577 North Woodward Avenue, Suite 300
                      Bloomfield Hills, Michigan  48304

                        CALCULATION OF REGISTRATION FEE


============================================================================================================
                                               Proposed Maximum          Proposed Maximum      Amount of
Title of Securities         Amount to be          Offering                   Aggregate        Registration
 to be Registered            Registered        Price per Share*          Offering Price*          Fee
------------------------------------------------------------------------------------------------------------

  Common Stock,              1,419,500            $  23.25                 $ 33,003,375         $9,736.00
 $1.00 par value
------------------------------------------------------------------------------------------------------------
*Estimated solely for purposes of computing the Registration Fee, at 23.25 per share, the  average price for shares of the Common Stock on September 11, 1998, as reported on the New
York Stock Exchange, pursuant to Rule 457(h).
============================================================================================================



                                  PROSPECTUS

                          Champion Enterprises, Inc.
                                   Suite 300
                             2701 University Drive
                         Auburn Hills, Michigan 48326
                                 (248)340-9090
                              ------------------

                        261,362 Shares of Common Stock

                                 $1 par value
                              -------------------
         The 261,362 shares of Common Stock of Champion Enterprises, Inc. (the "Company" or "CEI") offered by this Prospectus are outstanding shares of Common Stock or shares of Common Stock which may be issued upon the exercise of outstanding stock options, which may be sold from time to time in the market or in other transactions by certain selling shareholders of the Company. See "Plan of Distribution" and "Selling Shareholders." The Company will not receive any of the proceeds from these sales.

         The Common Stock is traded on the New York Stock Exchange. On September 11, 1998, the closing sale price for the Common Stock as traded on the New York Stock Exchange was $23.875, as reported in The Wall Street Journal.
                               -----------------

                      This offering is not underwritten.

                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representation must not be relied upon. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof.

               The date of this Prospectus is September 15, 1998


























                                   CONTENTS


Additional Information
Incorporation by Reference
Forward Looking Statements
Plan of Distribution
Selling Shareholders
Legal Matters
Experts
Information Required in Registration Statement
Signatures
Power of Attorney

                            ADDITIONAL INFORMATION

         This Prospectus constitutes a part of a Registration Statement filed by the Company with the Securities and Exchange Commission, under the Securities Act of 1933, as amended. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and in such instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement or otherwise filed with the Securities and Exchange Commission. Each such statement is qualified in its entirety by such reference. This Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying.

         Champion Enterprises, Inc. is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected and copied at the office of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10007; and copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of that Web site is http://www.sec.gov.

         The Company's Common Stock is traded on the New York Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the Exchange at 20 Broad Street, New York, New York 10005.





















                          INCORPORATION BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Prospectus:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

         (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in Paragraph (a) above, as follows: the Company's Quarterly Reports on Form 10-Q for its quarters ended April 4, 1998, and July 4, 1998.

         (c) The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A, No. 1-9751 filed under the Securities Exchange Act of 1934.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document.

         The Company will provide, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Requests should be directed to John J. Collins, Jr., Vice President-Secretary and General Counsel, Champion Enterprises, Inc., 2701 University Drive, Suite 320, Auburn Hills, Michigan 48326, (248)340-9090.


                          FORWARD LOOKING STATEMENTS

         The Company may from time to time make written or oral forward looking statements, including statements contained in the Company's filings with the Commission and its reports to shareholders. This Prospectus contains and incorporates by reference certain statements that could be considered forward looking. Such statements are or will be based on the Company's estimates, assumptions and projections, and are subject to risks and uncertainties, including those specifically listed below and those contained in the Company's reports previously filed with the SEC, that could cause actual results to differ materially from those included in the forward looking statements.

         Long term growth in the manufactured housing industry may be affected by: (1) the relative cost of manufactured housing versus other forms of housing; (2) general economic trends, including inflation and unemployment rates, consumer confidence, job growth and interest rates; (3) changes in demographics, including new household formations and the number of Americans on fixed income; (4) the availability and cost of financing for manufactured homes; (5) changes in government regulations and policies, including HUD regulations, local building codes and zoning regulations; and
(6) changes in regional markets and the U.S. economy as a whole. Short-term sales could be affected by inclement weather and inventory levels of manufactured housing retailers. Fluctuations in interest rates may affect the demand for manufactured housing to the extent that those changes reduce job growth, slow the U.S. economy, or cause a loss in consumer confidence. The profitability of the registrant may also be affected by: (1) its ability to efficiently expand operations and utilize production capacity; (2) its ability to pass increased raw material costs, particularly lumber costs, on to its customers; (3) market share position; (4) growth in the manufactured housing industry as a whole; (5) the results of its acquisitions; and (6) strength of retail distribution.


                             PLAN OF DISTRIBUTION


         The 261,362 shares of Common Stock being offered by this Prospectus are being offered by certain shareholders of the Company listed under "Selling Shareholders" (the "Selling Shareholders"). These shares have been or will be issued to the Selling Shareholders pursuant to certain Nonqualified Stock Option Agreements that were executed as an inducement to employment with the Company. The option agreements were entered into separately and not as part of a related series of transactions.

         The shares offered by the Selling Shareholders may be sold from time to time on the New York Stock Exchange or in the over-the-counter market or shares may be offered in independent transactions, in negotiated transactions or otherwise. In addition, the shares may be sold in transactions pursuant to Rule 144 under the Securities Act of 1933, in which case any shares sold pursuant to Rule 144 may be deemed to be restricted
securities.   The Selling Shareholders may also sell some or all of the
shares in transactions involving broker-dealers who may acquire shares as principal. Sales will be in the quantities, at the time, and through registered broker-dealers to be determined from time to time by each Selling Shareholder. No arrangements for any broker-dealer to act on behalf of the Selling Shareholders have yet been made. It is anticipated that any selling broker-dealers engaged by the Selling Shareholders will receive only their customary brokerage commissions. Participating broker-dealers may be deemed underwriters of the shares within the meaning of the Securities Act of 1933, in which event all such compensation to be received by them may be deemed underwriting compensation.

         Sales of the shares offered by the Selling Shareholders will be made at prices per share approximating market prices prevailing at the time of the sales. The Company will not receive any of the proceeds of the sales. Any brokerage commissions due to any broker engaged by any Selling Shareholder, and any expenses incurred by any Selling Shareholder in connection with the offering made hereby, will be borne by the Selling Shareholder. The Company is bearing the legal and accounting expense incurred in the preparation and filing of the Registration Statement of which this Prospectus is a part and the filing fee thereunder.


                             SELLING SHAREHOLDERS

         Certain information is provided below with respect to each of the Selling Shareholders. The information includes the name and address of each Selling Shareholder, present positions, offices and material relationships with the Company and its subsidiaries and any during the past three years, the number of shares of common stock of the Company beneficially owned, the number of shares offered by this Prospectus and the percentage of the Class of Common Stock to be owned by the Selling Shareholders after the offering. The following table does not include non-affiliates, each of whom may sell up to 1,000 shares.


                                                      Shares of CEI Common Stock
                                                      --------------------------
                      Present Positions, Offices                                  Percent
                      or Relationships with CEI       Owned as of    Offered      of Class
                        and its Affiliates and        Date of this   by this      After
 Name and Address**   Any During the Past 3 Years      Prospectus    Prospectus   Offering
 ------------------   ---------------------------     ------------   ----------   --------
Calvin K. Aaron     President of a retail subsidiary       2,000       2,000         *


Robert Bagwell      Manager of a retail subsidiary         1,500       1,500         *


Karl H. Baumgartner President of a retail subsidiary      27,000       2,000         *


Richard Breidenbach President of a retail subsidiary       5,000       5,000         *


Art Chatoff         Vice President of a retail             8,000       5,000         *
                    subsidiary

Gay Clary           Manager of a retail subsidiary         1,500       1,500         *


M. Mark Cole        President of a retail subsidiary      59,690      46,690         *


James Drake         Manager of a retail subsidiary         1,500       1,500         *


Russell Fox         President of a retail subsidiary      10,000      10,000         *


David Getler        Manager of a retail subsidiary         3,335       3,335         *


Glenn Gilliam       President of a retail subsidiary       5,000       5,000         *


Gary L. Good        Vice President of a retail            16,675      16,675         *
                    subsidiary

James R. Gress      Manager of a retail subsidiary         1,667       1,667         *


Howard Henderson    Manager of a retail subsidiary         1,500       1,500         *


Leroy Jones         President of a retail subsidiary       2,000       2,000


James Landreth      President of a retail subsidiary       2,000       2,000         *


Hope McGinnis       Manager of a retail subsidiary         1,500       1,500         *


James R. McKenzie   President of a retail subsidiary       2,000       2,000         *


K.D. Pool           President of a retail subsidiary       5,100       2,000         *


Don Powell          Manager of a retail subsidiary         1,000       1,000         *


Mark B. Russell     Treasurer of a retail subsidiary       3,335       3,335         *


Joseph Stegmayer    President, Retail Operations and     120,000     120,000         *
                    Chief Financial Officer


Steven B. Thomas    President of a retail subsidiary       2,000       2,000         *


John Whipple        Treasurer of a retail subsidiary       3,000       3,000         *


Eugene Whitworth    Chief Executive Officer of            26,327       6,327         *
                    a retail subsidiary


Charles E. Wright   President of a retail subsidiary       2,000       2,000         *

----------------

*  Less than 1%
** Address is Suite 300, 2701 University Drive, Auburn Hills, Michigan 48326.



                                 LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Dykema Gossett, PLLC of Bloomfield Hills, Michigan.

                                    EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended January 3, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation by Reference.

         The following documents filed by Champion Enterprises (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 3, 1998.

         (b) The Company's Quarterly Reports on Form 10-Q for its quarters ended April 4, 1998, and July 4, 1998.

         (c) Description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934, Number 1-9751.

         All documents filed by the Company with the Commission pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the termination of the offering of the common stock covered by this Registration Statement shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4.  Description of Securities.

         The description of securities being offered is set forth in Item
3(c).

Item 5.  Interests of Named Experts and Counsel.

         Not Applicable

Item 6.  Indemnification of Directors and Officers.


         Michigan Business Corporation Act

         The Company is organized under the Michigan Business Corporation Act (the "Michigan Act") which, in general, empowers Michigan corporations to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against expenses, including attorney's fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful.

         The Michigan Act also empowers Michigan corporations to provide similar indemnity to such a person for expenses, including attorney's fees, and amounts paid in settlement actually and reasonably incurred by the person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its shareholders, except in respect of any claim, issue or matter in which the person has been found liable to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnification in view of all relevant circumstances, in which case indemnification is limited to reasonable expenses incurred.

         The Michigan Act also permits a Michigan corporation to purchase and maintain on behalf of such a person insurance against liabilities incurred in such capacities. The Company has obtained a policy of directors' and officers' liability insurance.

         Bylaws of the Registrant

         The Company's Bylaws generally require the Registrant to indemnify officers and directors to the fullest extent legally possible under the Michigan Act and provide that similar indemnification may be afforded employees and agents.



Item 7.  Exemption from Registration Claimed.

         Certain of the shares to be reoffered or resold pursuant to this Registration Statement were issued without registration under the Securities Act in reliance on Section 4(2) of the Securities Act for transactions not involving a public offering. In determining that such exemption was available, the Company relied on the fact that the shares were being issued to a small number of investors, that such investors made certain investment representations and that the investors agreed not to transfer the shares for a period of two years.

Item 8.  Exhibits.

         The following exhibits are filed with this Registration Statement:

         4.1     Form of Non-Qualified Stock Option Agreement.

         4.2     Form of Non-Qualified Stock Option Agreement.

          5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

         23.1    Consent of PricewaterhouseCoopers LLP

         23.2    Consent of Ernst & Young LLP

         23.3    Consent of Dykema Gossett PLLC (contained in Exhibit 5)

         24      Power of Attorney (see "Signatures")


Item 9.  Undertakings.


         (1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant hereby undertakes to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) or the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.













                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Auburn Hills, State of Michigan on September 15, 1998.



                                  CHAMPION ENTERPRISES, INC.



                                  By: /s/ WALTER R. YOUNG, JR.
                                     ----------------------------
                                     Walter R. Young, Jr.
                                     Chairman of the Board of Directors,
                                     President and Chief Executive Officer


                               POWER OF ATTORNEY

         Each of the undersigned whose signature appears below hereby constitutes and appoints Walter R. Young, Jr., Joseph H. Stegmayer and John
J. Collins, Jr. and each of them acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, under the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 15, 1998.

                                            Title
                                            -----
/s/ WALTER R. YOUNG, JR.
--------------------------
Walter R. Young, Jr.               Chairman of the Board of Directors,
                                   President and Chief Executive Officer
                                   (Principal Executive Officer)


/s/ JOSEPH H. STEGMAYER
--------------------------
Joseph H. Stegmayer               President, Retail Operations
                                  and Chief Financial Officer
                                  (Principal Financial Officer)

/s/ RICHARD HEVELHORST
--------------------------
Richard Hevelhorst               Controller
                                 (Principal Accounting Officer)


/s/ ROBERT W. ANESTIS
--------------------------
Robert W. Anestis                Director



/s/ SELWYN ISAKOW
--------------------------
Selwyn Isakow                    Director



/s/ GEORGE R. MRKONIC
--------------------------
George R. Mrkonic                Director


/s/ JOHNSON S. SAVARY
---------------------------
Johnson S. Savary                Director


/s/ ROBERT W. STARK
---------------------------
Robert W. Stark                  Director


/s/ CARL L. VALDISERRI
---------------------------
Carl L. Valdiserri               Director


                               INDEX TO EXHIBITS


       Exhibit
       Number                                             Exhibits


         4.1     Form of Non-Qualified Stock Option Agreement.

         4.2     Form of Non-Qualified Stock Option Agreement.

          5 Opinion of Dykema Gossett PLLC with respect to the legality of the Common Stock to be registered hereunder.

         23.1    Consent of PricewaterhouseCoopers LLP

         23.2    Consent of Ernst & Young LLP

         23.3    Consent of Dykema Gossett PLLC (contained in Exhibit 5)

         24      Power of Attorney (see "Signatures")